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                                                                 Exhibit 6(c)(7)
                                                                 ---------------

                    THE FIRST NATIONAL BANK OF MIFFLINTOWN
                      OFFICER GROUP TERM REPLACEMENT PLAN


     THIS AGREEMENT, hereby made and entered into this 19th day of August, 1997, by and between The First National Bank of Mifflintown, a national banking association located in Mifflintown, Pennsylvania (the "Company") and the executive selected to participate in this Plan as detailed in Exhibit B.

                                 INTRODUCTION

     The Company wishes to attract and retain highly qualified executives. To further this objective, the Company desires to establish a term life insurance plan for a select group of its executive management employees. Pursuant to the plan, the Company is willing to divide the death proceeds of certain life insurance policies which are owned by the Company on the lives of the participating executives with the designated beneficiary of each insured participant executive. The Company will pay life insurance premiums from its general assets.

                                   Article 1
                              General Definitions

     The following terms shall have the meanings specified:

     1.1 "Two Times Base Annual Salary" means the annual base salary of the Participant in effect at date of death multiplied by a factor of two (2), but not in excess of the amount stated in Exhibit C. The Split Dollar Policy Endorsement signed by the Participant and the Company shall state this amount in U.S. currency.

     1.2 "Compensation Committee" means either the Compensation Committee designated from time to time by the Company's Board of Directors or a majority of the Company's Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

     1.3  "Insured" means the individual whose life is insured.

     1.4 "Insurer" means the insurance company issuing the life insurance policy on the life of the insured.

     1.5 "Other Group Term Coverage" means group term life insurance maintained on a Participant's life by the Company that is in addition to the Policies covered under this Plan.
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     1.6  "Participant" means the executive who is designated by the
Compensation Committee as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy in which he or she is the Insured.

     1.7 "Policy" means the individual insurance policy adopted by the Compensation Committee for purposes of insuring a Participant's life under this Plan.

     1.8  "Plan" means this instrument, including all amendments thereto.

                                   Article 2
                                 Participation

     2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time executives that are eligible to participate in this Plan.

     2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate and a Split Dollar Policy Endorsement form similar to the form attached hereto as Exhibit D. The Split Dollar Policy Endorsement shall bind the executive and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An executive's participation is limited to only Policies where he or she is the Insured. Exhibit B attached hereto sets forth the original Participants and their corresponding Policies.

                                   Article 3
                          Policy Ownership/Interests

     3.1 Company Ownership. The Company shall own Policies on each Participant's life and shall have the right to exercise all incidents of ownership. With respect to each Policy, the Company shall be the direct beneficiary of an amount of death proceeds equal to the greatest of: (1) the cash surrender value of the policy; (2) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer; or (3) the amount in excess of Two Times Base Annual Salary of the Insured/Participant.

     3.2 Participant's Interest. Each Participant, or the Participant's assignee, shall have the right to designate the beneficiary of the remaining death proceeds of the Policy not paid to the Company as set forth in Section 3.1 hereto. The death benefit paid to the designated beneficiary of the Participant or the Participant's assignee under the Policy shall constitute the sole benefits provided under the Plan. Subject first to the Company's interest in the death proceeds under a Policy the death benefit to be provided by the Plan shall be up to Two Times Base Annual Salary of a Participant but not in excess of the amount set forth in Exhibit C. The Participant shall also have the right to elect and change settlement options with the consent of the Company and the Insurer.

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     3.3  Option to Purchase. The Company shall not sell, surrender or transfer ownership of a Policy while this Plan is in effect without first giving the Insured or his/her transferee, the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Plan.

                                    Article
                                   Premiums

     4.1 Premium Payment. The Company shall pay all premiums due on all Policies.

     4.2 Imputed Income. The Company shall impute income to the Participant in an amount equal to the current term rate for the Participant's age multiplied by the aggregate death benefit payable to the Participant's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                   Article 5
                                  Assignment

     Any Participant may assign without consideration all interests in the Policy applicable to the Participant and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his/her interest in the Policy, then all of that Participant's interest in his or her Policy and in the Plan shall be vested in his/her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in the applicable Policy or in this Plan.

                                   Article 6
                                    Insurer

     The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company's representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

                                      -3-
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                                   Article 7
                               Claims Procedure

     7.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against this Group Term Replacement Plan (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of Claimant's eligibility or ineligibility for benefits under this Plan. If the Company determines that Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Plan on which the denial is based,
(3) a description of any additional information or material necessary for the Claimant to perfect Claimant's claim, and a description of why it is needed, and
(4) an explanation of this Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     7.2 Review Procedure. If a Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle Claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present Claimant's position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                   Article 8
                          Amendments and Termination

     The Company may amend or terminate a Participant's rights under this Plan at any time prior to a Participant's death by written notice to the Participant. Upon termination of a Participant's rights to continue to participate under the Plan, the Participant may purchase the Policy from the Company for an amount equal to the Policy's cash surrender value as of the date of the termination of said rights. The Company may amend or terminate this Plan at any time by action of its Board of Directors. Upon termination of the Plan, the Participant may purchase the Policy from the Company for an amount equal to the Policy's cash surrender value as of the date of the termination of the Plan.

                                      -4-
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                                    Article
                                 Miscellaneous

     9.1 Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

     9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant's right to terminate employment at any time.

     9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

     9.4 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

     9.5 Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

     9.6 Administration. The Company shall have powers which are necessary to administer this Plan, including, but not limited to:

          9.6.1  Interpreting the provisions of the Plan;

          9.6.2 Establishing and revising the method of accounting for the Plan;

          9.6.3  Maintaining a record of benefit payments; and

          9.6.4 Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

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     IN WITNESS WHEREOF, the Company executes this Plan as of the date indicated
above.


                                             COMPANY:
                                             THE FIRST NATIONAL BANK OF
                                             MIFFLINTOWN

                                             By: /s/ Samuel F. Metz
                                                 --------------------------
                                             Title: Chairman
                                                    -----------------------


     By execution hereof, First Community Financial Corporation consents to and agrees to be bound by the terms and conditions of this Plan.


ATTEST:                                      CORPORATION:
                                             FIRST COMMUNITY FINANCIAL
                                             CORPORATION

/s/ Renee Williamson                         By: /s/ Samuel F. Metz
----------------------------                     --------------------------
(Assistant) Secretary                        Title: Chairman
                                                   ------------------------

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